EXHIBIT 99.1

The #1 Airborne Healthcare Company

Air Methods Reports 2Q2008 Results and 3Q2008 Update
Fully-Diluted Earnings Per-Share of $0.38 In Line with Previously Announced Expectations

DENVER, CO., August 7th, 2008 -- Air Methods Corporation (NasdaqGS: AIRM), the largest air medical transportation company in the world, reported financial results for the second quarter ended June 30, 2008 and provided an update on July 2008 flight volumes.  For the quarter, revenue increased 41% to $128.0 million from $90.7 million in the prior-year quarter.  For the six-month period, revenue increased 43% to $246.1 million, compared with $172.2 million in the prior-year six-month period.

For the quarter, net income decreased 38% to $4.8 million, or $0.38 per diluted share, as compared with prior-year quarter net income of $7.8 million, or $0.63 per diluted share.  Net income for the six-month period was $7.2 million, or $0.57 per diluted share, compared to $11.5 million, or $0.93 per diluted share, for the prior-year six-month period.

As previously announced, the decrease in net income was primarily attributed to decreases in community-based patient transports as a result of increased weather cancellations, and higher than anticipated fuel and maintenance expenditures.  Community-based patient transports for bases in operation greater than one year (Same-Base Transports) decreased by 651 transports, while weather cancellations for these same bases increased by 459, as compared with the prior-year quarter.  Same-Base Transports and weather cancellations exclude bases acquired from CJ Systems Aviation Group, Inc. (CJ) effective October 1, 2007.  Aircraft maintenance expense per flight hour during the quarter, excluding aircraft acquired in the CJ acquisition, increased 15% as compared with the prior-year quarter, resulting in an increase of $1.7 million in maintenance expense based on actual flight volume for the quarter.  The actual increase in maintenance expense was smaller than the previously announced increase of 21% as a result of final quarter-end adjustments to preliminary calculations.  Maintenance expense per flight hour, excluding CJ aircraft, decreased 6% during the current quarter as compared to the first quarter of 2008.   As previously reported, fuel expense per community-based patient transport increased 58% as compared with the prior-year quarter, resulting in an increase of approximately $1.8 million in fuel costs based on patients transported during the quarter.  The second quarter 2008 financial results also include approximately $0.7 million in uninsured costs associated with recent accidents, slightly higher than previously reported preliminary results.

The current-year quarter and six-month period include approximately $1.1 million and $2.2 million, respectively for the re-training of CJ pilots to transition operations to a single Federal Aviation Administration (FAA) operating certificate.  These costs include incremental compensation expense for pilots and training personnel, in addition to hourly maintenance and fuel expenses associated with incremental training flights.  This re-training process was completed at the end of the second quarter.

The increase in revenue for the current-year quarter and six-month period is primarily attributed to the acquisition of CJ.  Excluding revenue generated from operating bases added in the CJ acquisition, consolidated revenue increased approximately 11% for the current-year quarter and six-month period as compared with the prior year.

For the second quarter, community-based revenue increased 26% to $77.7 million compared to $61.8 million in the prior year, while segment net income decreased 22% to $11.2 million from $14.3 million.  Excluding CJ operating locations, community-based revenue increased 7%.  As previously reported, total community-based patient transports were 11,635, as compared with 9,769 in the prior-year quarter.  Net revenue per community-based transport was $6,727 for the current-year quarter, compared with $6,412 in the prior-year quarter and $6,622 in the first quarter of 2008.  Hospital-based revenue increased 69% to $47.0 million compared to $27.9 million in the prior-year period, while segment net income decreased slightly to $1.1 million from $1.3 million.  Excluding CJ operating locations, hospital-based revenue increased 11%.  The decrease in segment net income for both divisions is attributed to the factors discussed above.

The Company also provided an update on July 2008 flight volume.  Total community-based transports were 3,832 during July 2008 compared with 3,495 in July 2007.  Same-Base Transports during the month of July decreased by 415 transports or 12% as compared with July 2007.  The decrease in transports was partially attributed to a 218 increase in weather cancellations for bases in operation greater than one year and excluding bases acquired from CJ.  A small portion of the remaining decrease in Same-Base Transports during the month is also attributed to fewer patients being transported from auto accident scenes.  The recent spike in fuel prices is believed to have reduced discretionary travel, resulting in decreased demand for service.  Although scene flights typically represent only 40% of total patient transports with the remaining 60% representing transports between hospitals, almost 50% of the reduction in Same-Base Transports in July was attributed to a decrease in scene flights.

Aaron Todd, CEO, stated, “Weather has been more severe than the prior-year period in every month in 2008 except January.  This has had the most significant impact on our year-over-year results due to the high fixed-cost nature of our operating expenses.  Recent spikes in fuel prices and higher than anticipated maintenance expenditures have also impacted our results.  Despite these challenges, we remain optimistic for future periods.  Weather will eventually moderate.  Fuel prices have fallen significantly from their recent highs, while the cost of consolidating FAA certificates is now behind us.  In addition, we continue to realize improvement in net reimbursement per transport from recent price increases.  We would anticipate a return to growth in profits as these expectations become realized.”

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern.  Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 55489810, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (http://www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 330 helicopters and fixed wing aircraft.

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the integration of CJ into our existing operations, the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or Trent Carman, Chief Financial Officer, at (303) 792-7591. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)

	June 30, 2008	December 31, 2007

ASSETS

Current assets:
Cash and cash equivalents	$9,574	5,134
Trade receivables, net	136,042	135,633
Other current assets	55,352	74,090

Total current assets	200,968	214,857

Net property and equipment	121,910	114,746
Other assets, net	43,371	39,949

Total assets	$366,249	369,552

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$19,627	24,203
Current portion of indebtedness	17,012	18,350
Accounts payable, accrued expenses and other	56,897	59,546

Total current liabilities	93,536	102,099

Long-term indebtedness	76,294	76,751
Other non-current liabilities	45,556	48,682

Total liabilities	215,386	227,532

Total stockholders' equity	150,863	142,020

Total liabilities and stockholders' equity	$366,249	369,552

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2008	2007	2008	2007

Revenue:
Flight operations	$124,746	89,695	239,219	168,856
Product operations	3,213	1,038	6,839	3,335
Total revenue	127,959	90,733	246,058	172,191

Expenses:
Operating expenses	97,496	61,068	190,783	119,409
Gain on disposition of assets, net	(130)	(497)	(1,438)	(345)
General and administrative	17,578	12,568	34,724	24,719
Depreciation and amortization	4,202	3,479	8,300	6,890
	119,146	76,618	232,369	150,673

Operating income	8,813	14,115	13,689	21,518

Interest expense	(1,106)	(1,318)	(2,673)	(2,740)
Other, net	609	491	1,252	946

Income before income taxes	8,316	13,288	12,268	19,724

Income tax expense	(3,482)	(5,463)	(5,104)	(8,201)

Net income	$4,834	7,825	7,164	11,523

Income per common share:
Basic	$0.40	0.66	0.59	0.97
Diluted	$0.38	0.63	0.57	0.93

Weighted average common shares outstanding:
Basic	12,181,790	11,886,613	12,166,566	11,881,751
Diluted	12,608,043	12,431,098	12,617,804	12,382,830